As filed with the Securities and Exchange Commission on February 20, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Instructure, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-3505687
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

6330 South 3000 East, Suite 700

Salt Lake City, UT 84121

(800) 203-6755

(Address of principal executive offices) (Zip code)

Instructure, Inc. 2015 Equity Incentive Plan

Instructure, Inc. 2015 Employee Stock Purchase Plan

(Full title of the plan)

Joshua L. Coates

Chief Executive Officer

6330 South 3000 East, Suite 700

Salt Lake City, UT 84121

(800) 203-6755

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

John T. McKenna Alan Hambelton Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000	Matthew A. Kaminer Senior Vice President, General Counsel and Secretary Instructure, Inc. 6330 South 3000 East, Suite 700 Salt Lake City, UT 84121 (800) 203-6755

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share
– 2015 Equity Incentive Plan	1,592,361	$41.49	$66,067,058	$8,007
– 2015 Employee Stock Purchase Plan	333,333	$41.49	$13,829,968	$1,676
Total	1,925,694		$79,897,044	$9,683

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock.

(2)

Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $41.49, the average of the high and low prices of the Registrant’s common stock as reported on The New York Stock Exchange on February 15, 2019.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Instructure, Inc. (the “Registrant”) for the purpose of registering an additional (i) 1,592,361 shares of the Registrant’s Common Stock to be issued pursuant to the Registrant’s 2015 Equity Incentive Plan (the “2015 EIP”) and (ii) 333,333 shares of the Registrant’s Common Stock to be issued pursuant to the Registrant’s 2015 Employee Stock Purchase Plan (the “2015 ESPP”). These additional shares of Common Stock are securities of the same class as other securities for which registration statements on Form S-8 (File No. 333-207993, 333-209613, 333-216003 and 333-23065) were filed with the Securities and Exchange Commission (the “Commission”) on November 13, 2015, February 19, 2016, February 10, 2017, and February 15, 2018, respectively. These additional shares of Common Stock have become reserved for issuance as a result of the operation of the “evergreen” provisions in the 2015 EIP and 2015 ESPP, which provides that the total number of shares subject to such plan will be increased on January 1 of each year pursuant to a specified formula through January 1, 2025.

PART II

ITEM 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a) the description of the Registrant’s Common Stock which is contained in the Registrant’s registration statement on Form 8-A filed on November 10, 2015 (File No. 001-37629) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description;

(b) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which includes audited financial statements for the Registrant’s latest fiscal year, filed with the Commission on February 20, 2019;

(c) the Registrant’s Current Reports on Form 8-K, filed with the Commission on January 25, 2019; and

(d) all other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide that the Registrant will indemnify its directors and executive officers, and may indemnify its other officers, employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. Delaware General Corporation Law provides that directors of the Registrant will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (unlawful payment of dividends or redemption of shares); or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity.

The Registrant may maintain insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

EXHIBITS

Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation.	8-K	001-37629	3.1	November 18, 2015

4.2	Amended and Restated Bylaws	S-1	333-207349	3.4	October 9, 2015

5.1*	Opinion of Cooley LLP

23.1*	Consent of Cooley LLP (included in Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included on the signature page of this Form S-8)

99.1	2015 Equity Incentive Plan.	S-1	333-207349	10.4	November 2, 2015

99.2	Form of Stock Option Agreement, Notice of Exercise and Stock Option Grant Notice under the 2015 Equity Incentive Plan.	S-1	333-207349	10.5	October 9, 2015

99.3	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the 2015 Equity Incentive Plan.	S-1	333-207349	10.6	October 9, 2015

99.4	2015 Employee Stock Purchase Plan.	S-1	333-207349	10.7	November 2, 2015

*	Filed herewith.

ITEM 9.	UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on this 20th day of February, 2019.

INSTRUCTURE, INC.

By:	/s/	Daniel Goldsmith
Daniel Goldsmith Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel Goldsmith, Steven B. Kaminsky and Matthew A. Kaminer, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel Goldsmith Daniel Goldsmith	Chief Executive Officer and Director (Principal Executive Officer)	February 20, 2019

/s/ Steven B. Kaminsky Steven B. Kaminsky	Chief Financial Officer (Principal Financial and Accounting Officer)	February 20, 2019

/s/ Joshua L. Coates Joshua L. Coates	Director	February 20, 2019

/s/ Steven A. Collins Steven A. Collins	Director	February 20, 2019

/s/ William M. Conroy William M. Conroy	Director	February 20, 2019

/s/ Ellen Levy Ellen Levy	Director	February 20, 2019
8
/s/ Kevin Thompson Kevin Thompson	Director	February 20, 2019

/s/ Lloyd G. Waterhouse Lloyd G. Waterhouse	Director	February 20, 2019